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                                                                    EXHIBIT 99.2

                                [EXEGENICS LOGO]


         As you know, on November 25 we announced the termination of the merger agreement that had been in place between EXEGENICS Inc. and Innovative Drug Delivery Systems, Inc. (IDDS). This letter is to update you on the current status of the Company.

         As background, let me review some of the history that brought us to where we are today. Starting last year, we reviewed a wide variety of available alternatives to maximize the value of your shares. After a very careful review of these alternatives, your Board of Directors concluded that it would be in the best interest of our shareholders to merge with a company having products in clinical development.

         To assist us in finding an appropriate potential merger partner and to help us effect a transaction, we considered many firms offering investment banking services, interviewed several, then selected and hired Petkevich and Partners. Following careful review of over 100 companies that met our initial screening criteria, in depth discussions were held with about a dozen candidate merger partners. These discussions led to serious discourse and/or proposals with about half of those candidates. IDDS emerged as the clear best choice for us as a merger partner and your Board unanimously approved our merger agreement with them. By merging with IDDS, we had hoped to fulfill our goal of creating an internal pipeline of drug product candidates that could be moved rapidly toward FDA approval and introduction to the marketplace.

         After announcing the proposed merger with IDDS, EXEGENICS' Management and Board closely monitored shareholder response and the market's reaction. It became increasingly clear that the proposed merger had significant shareholder opposition, thus placing the question of shareholder approval in doubt. Given these circumstances, the two companies reached a mutual decision to terminate the merger effort, rather than continuing to spend money, time and effort on a project for which a positive outcome was unlikely. We agreed that, in settlement, eXegenics would pay a fee of $500,000 towards part of IDDS expenses and would also invest the same amount in a convertible subordinated debenture from IDDS.

         Since our decision to seek an acquisition or merger partner, the financial markets have continued to deteriorate with the result that almost 20% of all NASDAQ-listed companies, including EXEGENICS, are now trading below $1 and more than 100 biotech companies are trading below cash value, as are we. Companies are in a "find-and-conserve cash" mode. Reverse splits of up to 20:1 are becoming quite common, even on the New York Stock Exchange.

         In these circumstances it is imperative for your Management and Board to reconsider strategies and plans for the future and there are several paths that the Company can follow from here. We have been and continue in negotiations with pharmaceutical companies concerning possible collaborations, but cannot be sure of positive outcomes at this point. Thus, we are continuing to evaluate all of our options and plan on sharing our



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thoughts with shareholders in the near future. Meanwhile, EXEGENICS' scientific staff is continuing to focus on QCT and the identification of potential anti-infective lead compounds.

         This letter contains forward-looking statements that are subject to various risks and uncertainties. Discussion of factors that could cause actual events or results to differ materially from management's projections, forecasts, estimates and expectations is contained in the companies' SEC filings, including the preliminary joint proxy statement/prospectus. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements, which include, but are not limited to, the successful completion of any agreement for support of our research and the benefits expected to be derived therefrom, are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our pharmaceutical collaborator's ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in our filings with the SEC.

         On behalf of everyone at EXEGENICS, I thank you for continued loyalty and support.

Sincerely,


/s/ Ronald L. Goode, Ph.D.
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Ronald L. Goode, Ph.D.
President and Chief Executive Officer